REFERENCE 5.1 OPINION AND CONSENT OF COUNSEL

Thomas P. McNamara, P.A.
Tampa, Florida

May 3, 2001

Board of Directors
InnerSpace Corporation
955 Juniper Street, Suite 2121
Atlanta, Georgia 30309

Re: InnerSpace Corporation
Registration Statement on Form SB-2

Gentlemen:

We have been retained by InnerSpace Corporation (the "Company") in connection with the Registration Statement (the "Registration Statement") on Form SB-2, to be filed by the Company with the Securities and Exchange Commission relating to the offering of securities of the Company. You have requested that we render our opinion as to whether or not the securities proposed to be issued on terms set forth in the Registration Statement will be validly issued, fully paid, and nonassessable.

In connection with the request, we have examined the following:

1. Articles of Incorporation of the Company;
2. Bylaws of the Company;
3. The Registration Statement; and
4. Unanimous consent resolutions of the Company's Board of Directors.

We have examined such other corporate records and documents and have made such other examinations as we have deemed relevant.

Based on the above examination, we are of the opinion that the securities of the Company to be issued pursuant to the Registration Statement or sold by the selling stockholders thereunder, are duly authorized and, when issued or sold in accordance with the terms set forth in the Registration Statement, will be validly issued, and fully paid, and non-assessable under the corporate laws of the State of Delaware.

We consent to our name being used in the Registration Statement as having rendered the foregoing opinion .

Sincerely,
Thomas P. McNamara, P.A.
/s/ Thomas P. McNamara, P.A.